Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of March 2, 2016 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and MICHAEL NOLAN (the "Employee"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Purpose. The purpose of this Agreement is to recognize Employee's significant contributions to the overall financial performance and success of the Company and its affiliates, to protect the Company's and its affiliates’ business interests through the addition of restrictive covenants, and to provide a single, integrated document which shall provide the basis for Employee's continued employment by the Company, and to terminate all prior arrangements between Employee and the Company and any of its affiliates relating to employment. In consideration of the execution of this Agreement and the termination of all such prior agreements and arrangements, the Employee releases all rights and claims that he has, had or may have arising under such prior arrangements.

2.Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs Employee to serve as President, or in such other capacity as may be mutually agreed by the parties. Employee accepts such employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties and responsibilities as may be prescribed from time to time by the Company and its affiliates. Employee shall be required to comply with the Company’s and its affiliates’ employee policies applicable to him and the Company and its affiliates’ employee’s generally as from time to time enacted. Employee shall devote substantially all business time, attention and effort to the performance of duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the Company, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with Employee's duties.

3.Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 9 (such term, including any extensions pursuant to the next sentence, the "Employment Term"). The Employment Term shall be extended automatically for one (1) additional year on the second year anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term prior to such extension becoming effectuated.

4.Salary. During the Employment Term, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $575,000 per year, payable at the time and in the manner dictated by the Company's standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without Employee's express written consent except in the case of a salary decrease for all executive officers of the Company) at the discretion of the Company (such annual base salary, including any increases, the "Annual Base Salary").

5.Other Compensation and Benefits. During the Employment Term:

(a)	Benefits. Employee shall be eligible to receive standard medical and other insurance coverage (for Employee and any covered dependents) provided by the Company to employees generally;

(b)
Annual Bonus. Employee shall be eligible to receive an annual incentive bonus opportunity under the Company's annual incentive plan for each calendar year included in the Employment Term during which Employee is an employee of the Company, with such opportunity to be earned based upon attainment of performance objectives established by the Company ("Annual Bonus"). Employee's target Annual Bonus shall be 100% of Employee's then current Annual Base Salary, with a maximum of up to two times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"). Employee's Annual Bonus Opportunity may be periodically reviewed and increased by the Company, but may not be decreased without Employee's express written consent. If owed pursuant to the terms of the plan, the Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein, no Annual Bonus shall be paid to Employee unless Employee is employed by the Company, or an affiliate thereof, on the last day of the measurement period; provided, however, that the Employee shall remain eligible to earn a pro-rata Annual Bonus payment with the proration based on Employee’s period of employment with the Company during the final year of the Employment Term, if the Employment Term expires due to the Company’s provision of a notice of non-renewal pursuant to Section 3 hereof and Employee’s employment terminates (other than due to a termination by the Company that would have constituted a termination for Cause under this Agreement) on or after the last day of the term of this Agreement, but prior to the end of the calendar year in which the Employment Term ends; and

(c)
Equity Participation. Employee shall be eligible to participate in the Company’s equity incentive plans. As an inducement for and in consideration of Employee signing this Agreement, the Company agrees to provide Employee with a one-time special $100,000 restricted stock grant. The number of shares would be based on the Company’s closing stock price on day following Employee’s return of this signed Agreement to the General Counsel. The restricted shares will vest in three equal annual installments, provided that Employee remains employed with the Company.

6.Compensation Policies. The Company has adopted certain compensation related policies that apply to Employee. Employee acknowledges and agrees Employee is (a) subject to any applicable claw back, recoupment or similar policy that the Company may adopt and/or amend from time to time and (b) expected to maintain an ownership level in the Company stock of at least two (2) times his or her annual base salary and that Employee has read and understands the Company’s policies regarding insider trading and prohibiting the hedging and pledging of the Company stock.

7.Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to paid vacation plus Company recognized holidays in accordance with the Company’s vacation policy, as may be amended from time to time.

8.Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under the Company's expense reimbursement policy. The Company shall be entitled to deduct from Employee’s salary or other payment due to Employee (other than any amount constituting deferred compensation within the meaning of Treasury Regulation Section 1.409A-1(b)) any money the Employee owes to the Company, including any expenses wrongfully reimbursed as business expenses in an amount equal to that total value of such wrongfully reimbursed expenses.

9.Termination of Employment. The Company or Employee may terminate Employee's employment at any time and for any reason in accordance with Subsection (a) below. The Employment Term shall be deemed to have ended on the last day of Employee's employment. The Employment Term shall terminate automatically upon Employee's death.

(a)
Notice of Termination. Any purported termination of Employee's employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the "Date of Termination" and, with respect to a termination due to "Cause", "Disability" or "Good Reason", sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to Employee's Disability. A Notice of Termination from Employee shall specify whether the termination is with or without Good Reason.

(b)
Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in the case of Employee’s initiated termination in no event shall the Date of Termination be earlier than the thirtieth (30th) day following the date the Notice of Termination is given unless otherwise agreed to by the Company and Employee) or the date of Employee's death. If the Company disagrees with Employee’s designated Date of Termination, the Company shall have the right to set an alternative earlier final Date of Termination, which, in and of itself, shall not change the characterization of the termination (e.g., from an Employee Termination Without Good Reason to a Company Termination Without Cause).

(c)
No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)
Cause. For purposes of this Agreement, a termination for "Cause" means a termination by the Company based upon Employee's: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company's and/or its affiliates’ business policies, accounting practices or standards of ethics; (vi) material breach of any applicable non-competition, non-solicitation, trade secrets, confidentiality or similar restrictive covenant, or (viii) failure to materially cooperate with or impeding an investigation authorized by the Board of Directors of the Company or FNF.

(e)
Disability. For purposes of this Agreement, Employee shall be deemed to have a "Disability" if Employee is entitled to long-term disability benefits under the Company's long-term disability plan or policy (or, if Employee is not a participant in such plan or policy, if Employee would be entitled to long-term disability benefits thereunder if Employee were a participant), as the case may be, as in effect on the Date of Termination.

(f)
Good Reason. For purposes of this Agreement, a termination for "Good Reason" means a termination by Employee based upon the occurrence (without Employee's express written consent) of any of the following:

(i)	a material diminution in Employee's title, Annual Base Salary or Annual Bonus Opportunity; or

(ii)	an uncured material breach by the Company of any of its obligations under this Agreement.

Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to the Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee's Notice of Termination.
10.Obligations of the Company Upon Termination.

(a)
Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Employee for Good Reason. If Employee's employment is terminated during the Employment Term by: (1) the Company for any reason other than Cause, Death or Disability; or (2) Employee for Good Reason:

(i)
the Company shall pay Employee the following (collectively, the "Accrued Obligations"): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation (subject to Section 27(b)), any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year;

(ii)
the Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs, ignoring any requirement that Employee must be employed on the payment date (using Employee's Annual Bonus Opportunity for the prior year if no Annual Bonus Opportunity has been approved for the year in which the Date of Termination occurs), multiplied by the percentage of the calendar year completed before the Date of Termination;

(iii)
Subject to Section 27(b) hereof, the Company shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 100% of Employee's (A) Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which Employee did not expressly consent in writing) and (B) target Annual Bonus in the year in which the Date of Termination occurs;

(iv)
Subject to Section 27(b) hereof, all stock option, restricted stock and other equity-based incentive awards granted by Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria; in which case, they will only vest pursuant to their express terms;

(v)
Subject to Section 27(b) hereof, any life insurance coverage provided by the Company shall terminate at the same time as life insurance coverage would normally terminate for any other employee that terminates employment with the Company, and, if permitted by the terms of the policy and applicable law, Employee shall have the right to convert that life insurance coverage to an individual policy under the regular rules of the Company's group policy. As soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, the Company shall pay Employee a lump sum cash payment equal to eighteen monthly life insurance premiums based on the monthly premiums that would be due assuming that Employee had converted the Company's life insurance coverage that was in effect on the Notice of Termination into an individual policy; and

(vi)
As long as Employee pays the full monthly premiums for COBRA coverage, the Company shall provide Employee and, as applicable, Employee's eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company's active employees and their dependents until the earlier of: (A) eighteen months after the Date of Termination (or such shorter time period as permitted under applicable law existing as of the Date of Termination or so that the Company would not be required to pay any excise tax); or (B) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, the Company shall pay Employee a lump sum cash payment equal to eighteen monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.

(b)
Termination by the Company for Cause and by Employee without Good Reason. If Employee's employment is terminated during the Employment Term by the Company for Cause or by Employee without Good Reason, the Company's only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)
Termination due to Death or Disability. If Employee's employment is terminated during the Employment Term due to death or by the Company due to Employee’s Disability, the Company shall pay Employee (or to Employee's estate or personal representative in the case of death), as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination.

11.Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

12.Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. Employee will keep confidential and, outside of the scope of Employee's duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee's duties and responsibilities with the Company and its affiliates.

13.Non-Competition.

(a)
During Employment Term. During the Employment Term Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with the Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company's or its affiliates' principal business as from time to time constituted. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work performed as an employee of the Company, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(b)
After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one (1) year after Employee's employment terminates for any reason whatsoever, Employee agrees not to: (1) become an employee, consultant, agent, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets in the United States as from time to time constituted; (2), directly or indirectly solicit, discuss or encourage, regardless of whoever initiated the solicitation, discussion or encouragement, a customer or agent of the Company to deal with Employee, a competitor of the Company or its affiliates, or any person or entity other than the Company or its affiliates in connection with their principal products or services supplied by the Company and its affiliates and markets in the United States as from time to time constituted; (3) request or advise any customer or agent or prospective customer or agent of the Company or its affiliates to withdraw, curtail, or cease doing business with the Company or its affiliates in the United States; or (4) directly or indirectly employ, solicit for employment, advise or recommend to any other person or entity considered to be a competitor of the Company or its affiliates that it employ or solicit for employment any then-current employee of the Company or its affiliates in the United States.

(c)
Notice to Prospective Employers. Employee agrees that, with respect to each prospective employer with which Employee applies or interviews for employment during the term of Employee’s employment with the Company and within one year after the termination of the Employee’s employment with the Company, Employee will inform the prospective employer of the existence of this Agreement and will provide the prospective employer with a copy of this Agreement.

14.Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to the Company or in the case of electronic records, delete under the Company’s supervision, all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.

15.Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of the Company. Employee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.

16.Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by Employee, including, without limitation, under Section 13 hereof, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein without posting any bond. Notwithstanding any termination of this Agreement or Employee's employment, Section 10 shall remain in effect until all obligations and benefits resulting from a termination of Employee’s employment during the Employment Term are satisfied. In addition, Sections 11 through 27 shall survive the termination of this Agreement or Employee’s employment and shall remain in effect for the periods specified therein or, if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to the Company.

17.Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment, distribution or other benefit under this Agreement (other than due to Employee's death), Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, the Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to the Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.

18.No Mitigation. The Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

19.Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

20.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.

21.Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, "Company" shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.

22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs and litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party within sixty (60) days of the date the right to the payment amount is so determined; provided, however, that following Employee’s termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Employee or others on Employee’s behalf (such amounts collectively referred to as the "Reimbursed Amounts"); provided, further, that Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of Employee's claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from Employee. The rights under this section shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.

24.Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

25.Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To the Company:

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: General Counsel

To Employee:

the address last provided to the Company as recorded in the Company’s Human Resource system.

26.Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

27.Tax.

(a)
Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

(b)
Section 409A. It is intended that this Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"), to the extent applicable, and the terms of this Agreement and of any compensation or benefit plan under which compensation or benefits are provided shall be interpreted accordingly. If Employee is a "specified employee" under Section 409A, to the extent required to comply with Section 409(a)(2)(b)(i), no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment. To the extent the payment of any amount under this Agreement constitutes deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) and such amount is payable within a number of days (e.g., not later than the sixty-fifth (65th) day after the Date of Termination) that begins in one calendar year and ends in a subsequent calendar year, such amount shall be paid in the subsequent calendar year. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee's taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary, in no event shall the Company, any affiliate of the Company, or any employee, director, representative, agent or advisor of the Company or any affiliate of the Company be liable for or in respect of any additional tax, interest or penalty that may be imposed on Employee or other person under Section 409(A), or for damages for failing to comply with Section 409(A).
Excise Taxes.    If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount"). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.
IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC. By: __________________________ Its: __________________________

______________________________ Michael Nolan